Exhibit 77e
SSgA Funds was named as a defendant in the matter of Bruce Gallant v. SSgA Funds Case
No. 12-3192, which was filed in the
Massachusetts Superior Court on August 24,
2012 the Gallant Matter. On May 11, 2013, the Gallant Matter was dismissed without prejudice by the Plaintiff and SSgA Funds is no longer a party or defendant to that suit.